Exhibit 99.1

Investor and Media Contact:
A. Pierre Dubois
Investor Relations & Corporate Communications
BPZ Energy
(281) 752-1240
pierre_dubois@bpzenergy.com

BPZ Energy Reports Fourth Quarter and Year Ended December 31, 2013 Results and

Production from New Albacora A-19D Well

Corrected Press Release

HOUSTON,TX ‒ March 6, 2014 ‒ BPZ Energy (NYSE:BPZ) (BVL:BPZ), an independent oil and gas exploration and production company, today provided summary financial and operational results for the fourth quarter and full year ended December 31, 2013 along with recent results on the Albacora A-19D well.

Full year 2013 and year-to-date 2014 highlights for BPZ Energy include:

●	Initiated the Block Z-1 development drilling campaign at both the Corvina CX-15 and Albacora platforms.
●	Brought production online from a total of four new wells at the Corvina and Albacora fields.
●	Achieved the first million barrels of production from five wells at Block Z-1.
●	Received permits for exploration drilling at Z-1 shallow water prospects Delfin, Piedra Redonda and Raya.
●	Drilled and began testing the Caracol 1X well, the first of three scheduled onshore exploration wells at Block XXIII.
●	Finished the year with $81.3 million of remaining carry at Block Z-1.
●	Repaid bank debt of $82.2 million and ended the year with a cash and cash equivalents balance of $57.4 million.
●	Issued new $143.8 million of Convertible Notes due in 2017, and retired $85.0 million of Convertible Notes due in 2015.
●	Lowered general and administrative expenses by 16%, compared to 2012.
●	Received special recognition in 2013 for the second year in a row as a Peruvian socially responsible company.

BPZ Energy President and CEO Manolo Zúñiga commented, “With a stronger foundation established by our team to grow the Company, we recommenced development drilling at Block Z-1 in the fourth quarter of 2013 and since that time four wells have been placed on production.  The Albacora A-18D which was placed on production at year-end has produced an average of 1,960 bopd gross since that time, and approximately 1,670 bopd gross over the last 24 hours.  The most recently completed well, the Albacora A-19D, has produced an average of 1,498 bopd gross over the last five days, and approximately 2,106 bopd gross over the last 24 hours.  As a result of the increased drilling activity, year to date 2014 average gross production is approximately 4,834 bopd.

We recently spud the Albacora A-21D well, which will have a target measured depth of 12,100 feet. Drilling continues at the Corvina CX15-3D well, with results expected in April 2014.

With exploration permits in hand for our three shallow water prospects at Z-1, planning continues for the drilling of selected locations with expectations that we could drill Delfin later this year. Onshore at Block XXIII, the Caracol 1X exploration well has tested dry gas with formation water from two intervals, and we are now testing two upper intervals which had oil shows. After we complete this phase of testing, we will move the rig to the second Block XXIII well location, the Cardo 1X, to begin exploration drilling. Once permits are received, we also intend to drill at onshore Block XXII, where we are pursuing conventional and unconventional oil plays.

I am very pleased with the progress of the offshore development drilling program currently underway, which along with the potential upside we have from exploration drilling offshore and onshore, are expected to help us increase production, cash flow and reserves.”

FINANCIAL SUMMARY

For the fourth quarter ended December 31, 2013, the Company reported an operating loss of $5.7 million and a net loss of $10.0 million, or $0.09 loss per share, compared to operating income of $10.2 million and net income of $13.8 million, or $0.12 per share for the same period last year.

For the twelve months ended December 31, 2013, the Company reported an operating loss of $36.4 million and a net loss of $57.7 million, or $0.50 loss per share, compared to an operating loss of $28.6 million and net loss of $39.1 million, or $0.34 loss per share, for the same period last year.

The comparison of the fourth quarter and full year 2013 results with the same periods in 2012 are impacted by the sale of a 49% participating interest in the Block Z-1 License Contract to Pacific Rubiales Energy Corp, which closed in December 2012 and positively impacted 2012 results with a before tax gain of $26.9 million.

Earnings before interest, income taxes, depreciation, depletion and amortization, exploration expense and certain non-cash charges (“EBITDAX”) was a positive $1.4 million and a negative $2.6 million for the three and twelve months ended December 31, 2013, respectively, compared to a positive $2.9 million and $36.5 million for the same periods last year, respectively. EBITDAX is a non-GAAP measure. Please also see the reconciliation to net loss included at end of the press release.

RESERVE SUMMARY

As previously announced, the 2013 year-end net total proved crude oil reserve estimate is 16.1 million barrels covering the Company’s Corvina and Albacora fields located in offshore Block Z-1 in Peru. The reserves estimates were prepared by the Company’s independent reserve auditors Netherland, Sewell & Associates, Inc. (NSAI).

A commodity price of $105.32 per barrel, used in calculating the economic quantities of reserves, was based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January 2013 through December 2013. Please also see the Company’s SEC filing on Form 10-K for the year ended December 31, 2013, expected to be filed March 12, 2014, for additional information.

Net Proved Crude Oil Reserves and Future Net Cash Flows as of December 31, 2013

Based on Average First Day-of-the-Month Fiscal-Year Prices

	Actual	Estimated Future Capital Expenditures
	(In MBbls)	(In thousands)
Proved Developed Producing	3,209	$4,027

Proved Developed Not Producing	-	-

Proved Undeveloped	12,915	99,276

Total	16,124	$103,303

Standardized Measure of Discounted Future Net Cash Flows, Discounted @ 10% (in thousands)	$678,050

PRODUCTION

BPZ Energy maintains a 51% participating interest in offshore Block Z-1, and the Company’s respective share of production is referenced as net oil production, while pro forma net production assumes conveyance of the participating interest to Pacific Rubiales on January 1, 2012.

Net oil production for the three months ended December 31, 2013, from the Corvina and Albacora fields in Block Z-1 was approximately 128 thousand barrels (MBbls), or 1,389 barrels of oil per day (bopd), compared to pro forma net production 139 MBbls, or 1,516 bopd for the same period in 2012.

For the full year ended December 31, 2013, net oil production from Corvina and Albacora was approximately 514 MBbls, or 1,408 bopd, compared to pro forma net production 618 MBbls (1), or 1,693 bopd for the same period in 2012.

The decrease in net oil production in the year-over-year comparisons is due to natural declines in oil production at both the Corvina and Albacora fields.

REVENUE

For the three months ended December 31, 2013, oil revenues after royalty payments decreased by $13.0 million to $12.0 million from $25.0 million for the same period in 2012. During the recent quarter, net oil sales volumes and realized pricing per barrel were 119 MBbls (1) and $100.99, compared to 245 MBbls (1) and $101.93 respectively, for the same quarter last year.

For the year ended December 31, 2013, net oil revenue decreased by $72.1 million to $50.6 million from $122.7 million for the same period in 2012. The decrease in net oil revenue is due to a decrease in the amount of oil sold of 681 MBbls, and a decrease of $3.52, or 3.4%, in the average per barrel sales price received.

Total sales for the year ended December 31, 2013 were 507 MBbls compared to 1,188 MBbls for the same period in 2012. The decrease in amount of oil sold in 2013 is due to the December 2012 sale of a 49% participating interest in Block Z-1 to Pacific Rubiales (approximately 582 MBbls for the year ended December 31, 2013) and lower oil production in the Corvina and Albacora fields.

Net oil revenues are expected to increase in 2014 from higher production in 2014 compared to 2013 due to our development drilling program in Block Z-1 that began in the second half of 2013.

(1)	The amount of barrels was reported as Mmbls and has been corrected to MBbls.

EXPENSE SUMMARY

Lease Operating Expense

For the three months ended December 31, 2013, lease operating expense (LOE) decreased to $4.8 million ($40.30 per barrel) compared to $14.1 million ($57.30 per barrel), for the same period in 2012. The main reasons for the decrease were due to the sale of a 49% participating interest in Block Z-1 in December 2012 and lower workover expenses of $1.6 million.

For the year ended December 31, 2013, lease operating expenses decreased by $27.5 million to $25.0 million ($49.11 per Bbl) from $52.5 million ($44.16 per Bbl). The decrease is due to a reduction in lease operating expenses of approximately $25.7 million due to the sale of a 49% participating interest in Block Z-1 in December 2012.

Additionally, repairs and maintenance expense for 2013 decreased by $1.7 million due to fewer maintenance and repairs on vessel support services, fuel costs decreased by $1.1 million, contract pumping services decreased by $0.9 million due to reduced rent of hydraulic jet pumps used to assist oil production and other lease operating expenses decreased by $0.3 million. These decreases were offset by higher workover expenses of $2.2 million associated with the one major workover performed in 2013, compared to the one major less costly workover in 2012.

General and Administrative

For the three months ended December 31, 2013, total general and administrative (G&A) expenses decreased by $1.3 million to $5.6 million compared with $6.9 million for the same period in 2012. Stock-based compensation expense, a subset of G&A expenses was $0.2 million for the recent quarter compared to $0.8 million for the same period in 2012.

G&A expenses, excluding stock based compensation, decreased $0.7 million to $5.4 million from $6.1 million for the three-month period in 2012. The decrease is due to lower personnel, travel, and non-income tax costs.

For the year ended December 31, 2013, G&A expenses decreased by $4.6 million to $24.1 million from $28.7 million for the same period in 2012.  Stock-based compensation expense, a subset of general and administrative expenses, was $2.8 million for the year ended December 31, 2013 and $2.8 million for the same period in 2012.

G&A expenses, excluding stock based compensation, decreased $4.6 million to $21.3 million from $25.9 million for the same period in 2012. The $4.6 million decrease is due to lower salary and related costs of $1.9 million, lower non-income taxes of $1.3 million, lower consulting costs of $0.5 million and lower other general and administrative expenses of $0.9 million.

Geological, Geophysical and Engineering

For the three months ended December 31, 2013, geological, geophysical and engineering expenses (GG&E) were $0.2 million compared to $8.0 million for the same period in 2012. For the year ended December 31, 2013, GG&E expenses decreased by $41.6 million to $2.2 million compared to $43.8 million for the same period in 2012.

The decrease is due to the seismic acquisition activity associated with the seismic data acquisition plan for Block Z-1 that occurred in 2012 compared to the lower activity and funding of seismic expenses in Block Z-1 by Pacific Rubiales in 2013.

Depreciation, Depletion and Amortization

For the three months ended December 31, 2013, depreciation, depletion and amortization (DD&A) expense decreased to $5.1 million from $11.5 million for the same period in 2012.

For the twelve months ended December 31, 2013, DD&A expense decreased to $27.2 million from $45.9 million for the same period in 2012. For the year ended December 31, 2013, depletion expense decreased $13.5 million to $18.0 million from $31.5 million during the same period in 2012. The decrease for the year ended December 31, 2013 compared to the same period in 2012 is due to lower production in the Corvina and Albacora fields in 2013 and due to the sale of a 49% participating interest in the Block Z-1 license contract in December 2012.

Standby Costs

For the three months ended December, 31 2013, standby costs declined $1.1 million to $0.2 million from $1.3 million for the same period in 2012. For the twelve months ended December 31, 2013, standby costs were $4.3 million compared to $5.3 million for the comparable period in 2012.

During both 2012 and 2013 the Company had three rigs that were on standby for varying amounts of time.

Other Operating Expense

For the three months ended December 31, 2013, the Company wrote off $1.7 million of costs related to historical pre-development drilling and engineering studies. There were no similar charges for the same period in 2012.

For the year December 31, 2013, the Company reported $4.4 million of charges related to historical pre-development drilling studies for drilling locations, engineering studies and platform technologies and associated capitalized interest given these locations and technologies may change and the Company does not see a future value for these studies.

For the year ended December 31, 2012, the Company reported $2.3 million of abandonment charges for abandonment costs related to a pre-existing platform in the Piedra Redonda field in Block Z-1.

Gain on Divestiture

Fourth quarter and full year 2012 results include a gain on divestiture of $26.9 million. On April 27, 2012, BPZ Energy and Pacific Rubiales executed a Share Purchase Agreement which called for BPZ to sell 49% participating interest in Block Z-1 to Pacific Rubiales for $150.0 million in cash. In December 2012, both parties closed the transaction and also received a Peruvian Government Supreme Decree for the execution of the amendment to the Block Z-1 License Contract.

There were no similar gains in 2013.

Other Income (Expense)

For the three months ended December 31, 2013, total other expense was $4.3 million, compared to $3.7 million for the same period in 2012. During the fourth quarter of 2013, the Company recognized approximately $4.0 million of net interest expense, which includes $2.6 million of capitalized interest expense. For the same period in 2012, $3.5 million in net interest expense was recognized which included $3.6 million of capitalized interest.

For full year 2013, total other expense was $27.1 million, compared to $26.1 million during the same period in 2012. Net interest expense was $16.2 million, which includes $9.9 million of capitalized interest expense. This compares to $16.1 million, which includes $15.6 million of capitalized interest expense for the same period in 2012.

For full year 2013 the Company recognized a $7.2 million loss on the extinguishment of debt compared to $7.3 million in for the full year 2012. This was a result of the prepayment premiums and fees related to the prepayments made in 2013 on the $75.0 million secured debt facility and the $40.0 million secured debt facility as compared to the prepayment premium and fees related to the prepayments made on the $75.0 million facility in 2012.

As a result of the fair value measurement at December 31, 2013 and 2012, respectively, the gain associated with the embedded derivatives increased $2.9 million to a $0.3 million gain for the year ended December 31, 2013 from a $2.6 million loss for the same period in 2012.

Income Taxes

For the three months ended December 31, 2013, the Company recognized an income tax expense of $43,000 on a loss before income taxes of $9.9 million. For the comparable 2012 period, the Company recognized an income tax benefit of $7.3 million on income before income taxes of $6.6 million.

For the year ended December 31, 2013, the Company recognized income tax benefit of $5.8 million on loss before income taxes of $63.5 million. This compares to income tax benefit of $15.6 million on loss before income taxes of $54.7 million for the same period last year.

Impacting both the fourth quarter of 2012 and full year 2012 tax expenses was a net benefit of $4.2 million related to the sale of a 49% participating interest in Block Z-1.

LIQUIDITY, CAPITAL EXPENDITURES AND CAPITAL RESOURCES

Liquidity

At December 31, 2013, the Company had cash and cash equivalents of $57.4 million and a working capital surplus of $71.7 million, including $1.3 million of restricted cash in current assets. In addition, the Company held $4.1 million of restricted cash in non-current accounts.

Capital Expenditures

For the three months ended December 31, 2013, the Company’s non-Block Z-1 total capital and exploratory expenditures were $2.7 million, excluding capitalized interest of $2.7 million. For the year ended December 31, 2013, capital and exploratory expenditures were $5.8 million, excluding capitalized interest of $9.9 million.

The transfer of a 49% participating interest in Block Z-1 to Pacific Rubiales was effective on December 14, 2012. Pursuant to the carry agreement, Pacific Rubiales provided funding for 100% of capital expenditures for Block Z-1 of $80.6 million for the year ended December 31, 2013. These gross capital expenditures included approximately $38.6 million related to the CX-15 development drilling program, $17.9 million related to the development drilling program at Albacora, the costs incurred in the design, fabrication, installation and pipeline connections related to the CX-15 platform of approximately $14.1 million and $4.2 million associated with the Corvina offshore Lease Automatic Custody Transfer unit.

Capital Resources

At December 31, 2013, the current and long-term portions of debt were $0.0 million and $207.0 million, which reflects the principal amount of the 2015 Convertible Notes and 2017 Convertible Notes minus the remaining unamortized discount. The outstanding principal amount of the 2015 Convertible Notes is $85.9 million and outstanding principal amount of the 2017 Convertible Notes is $143.8 million, totaling $229.7 million of outstanding principal, before discount.

At December 31, 2013, based on the Company’s share of 2013 Block Z-1 capital and exploratory expenditures credited against the carry amount, and the sale adjustments, the carry balance available for future capital and exploratory expenditures in Block Z-1 was $81.3 million.

CONFERENCE CALL

The Company will hold a conference call and webcast to discuss fourth quarter and year-end 2013 financial and operational results on Friday, March 7, 2014, at 10:00 a.m. CST (11:00 a.m. EST). The live conference call may be accessed via the Investor Relations, Events & Presentations section of the Company’s website at www.bpzenergy.com or by accessing the following dial-in numbers:

US and Canada Dial-In:     (877) 293-5457

International Dial-In:          (707) 287-9344

A replay of the call will also be available at the Investor Relations section of the Company’s website later in the day.

ABOUT BPZ ENERGY

BPZ Energy is an independent oil and gas exploration and production company with license contracts covering 1.9 million net acres in four blocks located in northwest Peru. Current operations in these blocks range from early-stage exploration to production. The Company holds a 51% working interest in offshore Block Z-1, where development drilling is currently underway at the Corvina and Albacora fields. Onshore the Company holds three 100%-owned blocks with exploration drilling currently underway at Block XXIII. In southwest Ecuador, the Company owns a non-operating net profits interest in a producing property. BPZ Energy trades as BPZ Resources, Inc. on both the New York Stock Exchange and the Bolsa de Valores in Lima under ticker symbol “BPZ”. Please visit www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings, including any estimates of contingent and prospective resources included in this press release. With respect to "probable" and "possible" reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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BPZ Resources, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months			Twelve Months
	4Q 2013	3Q 2013	4Q 2012	2013 YTD	2012 YTD
Net revenue:
Oil revenue, net	$12,028	$12,500	$25,017	$50,585	$122,708
Other revenue	45	29	35	144	250

Total net revenue	12,073	12,529	25,052	50,729	122,958

Operating and administrative expenses:
Lease operating expense	4,799	5,319	14,064	24,893	52,458
General and administrative expense	5,613	6,572	6,853	24,111	28,705
Geological, geophysical and engineering expense	223	857	7,986	2,184	43,787
Depreciation, depletion and amortization expense	5,109	7,246	11,515	27,214	45,873
Standby costs	238	705	1,251	4,311	5,340
Other operating expense	1,747	2,683	-	4,430	2,266
Gain on divestiture	-	-	(26,864)	-	(26,864)

Total operating and administrative expenses	17,729	23,382	14,805	87,143	151,565

Operating income (loss)	(5,656)	(10,853)	10,247	(36,414)	(28,607)

Other income (expense):
Income (loss) from investment in Ecuador property, net	(9)	(8)	(47)	152	62
Interest expense, net	(4,021)	(3,559)	(3,523)	(16,158)	(16,115)
Loss on extinguishment of debt	-	(3,436)	-	(7,222)	(7,318)
Gain (loss) on derivatives	(30)	(457)	(319)	242	(2,610)
Interest income	7	128	22	182	44
Other income (expense)	(214)	(2,907)	195	(4,268)	(159)

Total other expense, net	(4,267)	(10,239)	(3,672)	(27,072)	(26,096)

Income (loss) before income taxes	(9,923)	(21,092)	6,575	(63,486)	(54,703)

Income tax expense (benefit)	43	(5,771)	(7,268)	(5,775)	(15,614)

Net income (loss)	$(9,966)	$(15,321)	$13,843	$(57,711)	$(39,089)

Basic net income (loss) per share	$(0.09)	$(0.13)	$0.12	$(0.50)	$(0.34)
Diluted net income (loss) per share	$(0.09)	$(0.13)	$0.12	$(0.50)	$(0.34)

Basic weighted average common shares outstanding	116,035	116,009	115,742	115,943	115,631
Diluted weighted average common shares outstanding	116,035	116,009	115,928	115,943	115,631

BPZ Resources, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

	December 31, 2013	December 31, 2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$57,395	$83,540
Accounts receivable	21,630	24,523
Income taxes receivable	2,134	-
Value-added tax receivable	10,490	20,569
Inventory	17,368	19,851
Restricted cash	1,250	25,129
Prepaid and other current assets	5,419	5,734

Total current assets	115,686	179,346

Property, equipment and construction in progress, net	217,753	238,557
Restricted cash	4,109	47,670
Other non-current assets	5,065	5,983
Investment in Ecuador property, net	534	632
Deferred tax asset	63,602	55,242

Total assets	$406,749	$527,430

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,127	$21,978
Accrued liabilities	11,246	34,013
Other liabilities	24,494	21,792
Current income taxes payable	-	10,460
Accrued interest payable	5,119	5,234
Derivative financial instruments	30	2,984
Current maturity of long-term debt	-	24,046

Total current liabilities	44,016	120,507

Asset retirement obligation	1,564	2,708
Other non-current liabilities	16,755	20,755
Long-term debt, net	206,939	197,160

Total long-term liabilities	225,258	220,623

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 25,000 authorized; none issued and outstanding	-	-
Common stock, no par value, 250,000 authorized; 117,526 and 116,932 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	569,061	560,175
Accumulated deficit	(431,586)	(373,875)

Total stockholders’ equity	137,475	186,300

Total liabilities and stockholders’ equity	$406,749	$527,430

Reconciliation of Non-GAAP Measure

The table below represents a reconciliation of EBITDAX to the Company’s net income (loss), which is the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(in thousands)
Net income (loss)	$(9,966)	$13,843	$(57,711)	$(39,089)
Interest expense	4,021	3,523	16,158	16,115
Loss on extinguishment of debt	-	-	7,222	7,318
Income tax expense (benefit)	43	(7,268)	(5,775)	(15,614)
Depreciation, depletion and amortization expense	5,109	11,515	27,214	45,873
Geological, geophysical and engineering expense	223	7,986	2,184	43,787
Other operating expense	1,747	-	4,430	2,266
Other (income) expense	216	(170)	3,934	53
(Gain) loss on derivatives	30	319	(242)	2,610
Gain on divestiture	-	(26,864)	-	(26,864)
EBITDAX (a)	$1,423	$2,884	$(2,586)	$36,455

(a)

Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.